UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2010

PILGRIM’S PRIDE CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO		80634-9038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 1 to the Current Report on Form 8-K is being filed to amend and restate in its entirety Item 1.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2010.

Item 1.01 Entry Into a Material Definitive Agreement.

On November 30, 2010, Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), and its subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (together, the “To-Ricos Borrowers”), entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement dated as of December 28, 2009 (the “Exit Credit Facility”), by and among the Company, the To-Ricos Borrowers and CoBank, ACB, as Administrative Agent and Collateral Agent, and the various financial institutions party thereto (collectively, the “Lenders”).

The Amendment, among other things (1) adjusts the negative covenant regarding incurrence of indebtedness to allow JBS USA Holdings, Inc., the Company’s majority stockholder, or its affiliates to make loans to the Company on a subordinated basis on terms reasonably satisfactory to the agents under the Exit Credit Facility, (2) allows up to $100 million of such subordinated indebtedness to be included in the calculation of EBITDA (as defined in the Exit Credit Facility) and (3) increases the amount that the Company may request, subject to the satisfaction of certain conditions, as an increase to the revolving credit commitments from $100.0 million to $250.0 million. The Amendment also extends the maturity date of the revolving loan commitment through December 28, 2014, and reduces the commitment fee on the revolving commitment availability from a per annum rate of 1.0% to 0.5%.

The Amendment further sets certain financial covenants at terms more favorable to the Company for the remainder of the term of the exit credit facility. Specifically, the Amendment changes the minimum fixed charge coverage ratio so that, after giving effect to the Amendment, the Company will not permit the fixed charge coverage ratio to be less than 1.05 to 1.00 on or before December 31, 2012 or to be less than 1.10 to 1.00 after January 1, 2013. Additionally, the Amendment replaces the maximum leverage ratio with the maximum senior secured leverage ratio. Under the Amendment, the Company will not permit the senior secured leverage ratio for any period to be greater than (1) 4.00 to 1.00 on or before December 31, 2012, (2) 3.75 to 1.00 for the period from January 1, 2013 to December 31, 2013 and (3) 3.50 to 1.00 for any period after January 1, 2014. The “senior secured leverage ratio” means the ratio of (i) senior secured indebtedness to (ii) EBITDA, as adjusted, during the preceding four consecutive fiscal quarters. Senior secured indebtedness means the aggregate principal amount of all indebtedness of the Company (other than unsecured indebtedness), including (A) borrowed money and capital lease obligations, (B) deposits or advances owed by the Company, (C) obligations evidenced by bonds, debentures, notes or similar instruments, (D) obligations under conditional sale or other title retention agreements, (E) obligations related to the deferred purchase price of property or services, (F) all indebtedness of others secured by liens on property of the Company, (G) guarantor obligations, (H) obligations in respect of letters of credit, letters of guaranty, bankers’ acceptances and liquidated earn-outs and (I) any other off-balance sheet liability, each to the extent required to be reflected as a liability on our consolidated balance sheet.

The foregoing provisions of the Amendment will become effective upon the closing of the Company’s private offering of $500.0 million in aggregate principal amount of its senior unsecured notes due 2018, and the satisfaction of certain other conditions.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

Date: December 13, 2010	By:	/S/ GARY TUCKER
Gary Tucker
Principal Financial Officer